Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – February 26, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations for the three-months and year ended December 31, 2015. For the three-months and year ended December 31, 2015, these results included revenue of $169.5 million and $597.4 million, respectively, and net income of $15.0 million and $39.3 million, respectively. For the three-months and year ended December 31, 2015, broadcast cash flow was $67.8 million and $224.5 million, respectively. Also for the three-months and year ended December 31, 2015, net income per diluted weighted average share was $0.21 and $0.57, respectively, and free cash flow per diluted weighted average share was $0.40 and $1.36, respectively.

Highlights:

●

Record Revenue and Broadcast Cash Flow - For the three-months ended December 31, 2015, our revenue of $169.5 million included record retransmission consent revenue of $39.5 million. For the year ended December 31, 2015, we achieved record revenue of $597.4 million that included record retransmission consent revenue of $152.0 million. We also achieved record broadcast cash flow of $224.5 million for the year ended December 31, 2015.

●

Total Leverage Ratio – As of December 31, 2015, our total leverage ratio, as defined in our Senior Credit Facility, was 4.8 times on a trailing eight-quarter basis, netting all cash on our balance sheet against our debt balance.

●

Acquisitions – As previously announced, between July 1, 2015 and December 31, 2015, we added seven television stations and four new markets to our operations. The aggregate purchase price for these stations was approximately $184.4 million, all of which was funded from cash on hand.

●

Schurz Acquisition and Related Transactions Completed – During the first quarter of 2016, we completed the acquisition of the broadcast operations of Schurz Communications, Inc. (“Schurz” and the “Schurz Acquisition”). In order to facilitate regulatory approval for the Schurz Acquisition, and to better align the operations acquired from Schurz with our existing operations, we arranged for the divestiture of certain television stations and all of the Schurz radio stations, in exchange for two television stations and cash (together with the Schurz Acquisition, the “Schurz Acquisition and Related Transactions”). The purchase price, net of proceeds received from dispositions and excluding transaction costs, was approximately $415.3 million. This amount was funded by additional borrowings under our Senior Credit Facility. The Schurz Acquisition and Related Transactions increased our station group to include 50 television markets broadcasting approximately 180 separate programming streams, including 35 affiliates of the CBS Network (“CBS”), 26 affiliates of the NBC Network (“NBC”), 19 affiliates of the ABC Network (“ABC”) and 13 affiliates of the FOX Network (“FOX”).

●

Transaction Costs – In connection with our acquisition activities, we incurred professional fees of approximately $2.0 million and $6.5 million for the three-months and year ended December 31, 2015, respectively. These expenses are included in our corporate and administrative operating expenses.

●

Termination of National Sales Agreements – Effective January 1, 2016, we terminated nearly all of our remaining national advertising sales representation agreements. Our full year 2015 results include a charge of approximately $6.3 million to our broadcast operating expenses to reflect the anticipated termination fees. In the first quarter of 2016, we have paid all amounts due and have no further obligations under these agreements. As a result of these terminations, and excluding the one-time charge of $6.3 million, we anticipate savings of approximately $8.0 million to $9.0 million of broadcast operating expense in the year ending December 31, 2016 as compared to the year ended December 31, 2015, with net savings continuing thereafter.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through December 31, 2015, we completed 16 acquisition transactions and two divestiture transactions. These transactions added a net total of 31 television stations in 20 television markets to our operations, including 15 new television markets. On July 1, 2015, we completed the following five acquisition transactions that added six television stations to our operations:

●	KOSA-TV (CBS) in Odessa, Texas;

●	KMVT-TV (CBS) and KSVT-LD (FOX) in Twin Falls, Idaho;

●

Certain non-licensed assets including programming streams, of WFXS-TV (FOX) in Wausau, Wisconsin, whose programming streams are now broadcast on our digital low power television station in Wausau, WZAW-LD;

●	WAGM-TV (CBS/FOX) in Presque Isle, Maine; and

●

Certain non-licensed assets, including programming streams, of KVTV-TV (CBS) in Laredo, Texas, whose programming streams are now broadcast on our digital low power television station in Laredo, KYLX-LD.

On September 1, 2015, we announced and completed the initial phase of our acquisition of KCRG-TV (ABC) in Cedar Rapids, Iowa (the “Cedar Rapids Acquisition”) by acquiring certain non-licensed assets of that television station and entering into a local programming and marketing agreement (the “LMA”) with the licensee. We completed the remaining phases of the Cedar Rapids Acquisition and terminated the LMA on November 1, 2015.

Collectively, we refer to the stations acquired on July 1, 2015 and the Cedar Rapids Acquisition as the “2015 Acquired Stations.” During 2014, we completed seven acquisitions, which transactions collectively added a total of 22 television stations in 12 markets (10 new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2014 Acquired Stations.” During the fourth quarter of 2013, we completed two acquisition transactions that together added five television stations in four markets (three in new markets) to our operations, and we refer to the stations acquired in those acquisitions as the “2013 Acquired Stations.” Unless the context of the following discussions requires otherwise, we refer to the 2015 Acquired Stations, the 2014 Acquired Stations and the 2013 Acquired Stations, collectively, as the “Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we also present herein certain financial information on a "Combined Historical Basis." Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray's historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations; and removing the historical revenues and historical broadcast expenses of divested stations; as if they had been acquired and divested, respectively, on January 1, 2013 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow”, “Broadcast Cash Flow Less Cash Corporate Expenses”, “Operating Cash Flow as Defined in our Senior Credit Facility” and “Combined Historical Free Cash Flow” give effect to the financings related to the acquisition of the Acquired Stations, as if these financings occurred on January 1, 2013, and certain anticipated net expense savings resulting from the completed acquisitions.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 2 of 20

Select Operating Data on As-Reported Basis:

	Three Months Ended December 31,
	2015	2014	% Change 2015 to 2014	2013	% Change 2015 to 2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$169,487	$177,886	(5)%	$95,556	77%
Political	$9,213	$48,538	(81)%	$1,829	404%

Operating expenses (1):
Broadcast	$101,969	$86,386	18%	$58,594	74%
Corporate and administrative	$11,030	$7,585	45%	$6,223	77%

Net income	$14,987	$31,253	(52)%	$5,201	188%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$67,849	$91,399	(26)%	$36,815	84%
Broadcast Cash Flow Less
Cash Corporate Expenses	$57,609	$84,540	(32)%	$30,847	87%
Free Cash Flow	$28,996	$53,596	(46)%	$12,544	131%

Free Cash Flow Per Share:
Basic	$0.40	$0.93		$0.22
Diluted	$0.40	$0.92		$0.22

	Year Ended December 31,
	2015	2014	% Change 2015 to 2014	2013	% Change 2015 to 2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$597,356	$508,134	18%	$346,298	73%
Political	$17,163	$81,975	(79)%	$4,598	273%

Operating expenses (1):
Broadcast	$374,182	$285,990	31%	$217,411	72%
Corporate and administrative	$34,343	$29,203	18%	$19,810	73%

Net income	$39,301	$48,061	(18)%	$18,288	115%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$224,484	$220,977	2%	$128,234	75%
Broadcast Cash Flow Less
Cash Corporate Expenses	$193,261	$195,306	(1)%	$110,398	75%
Free Cash Flow	$93,984	$95,240	(1)%	$39,153	140%

Free Cash Flow Per Share:
Basic	$1.38	$1.65		$0.68
Diluted	$1.36	$1.63		$0.68

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 3 of 20

Selected Operating Data on Combined Historical Basis:

	Three Months Ended December 31,
			% Change		% Change
	2015	2014	2015 to 2014	2013	2015 to 2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$169,487	$192,614	(12)%	$137,553	23%
Political	$9,213	$53,395	(83)%	$2,752	235%

Operating expenses (1):
Broadcast	$101,969	$92,312	10%	$81,660	25%
Corporate and administrative	$11,030	$7,585	45%	$6,223	77%

Net income	$14,987	$38,090	(61)%	$16,128	(7)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$67,536	$101,143	(33)%	$61,864	9%
Broadcast Cash Flow Less Cash Corporate Expenses	$57,296	$94,284	(39)%	$55,896	3%
Operating Cash Flow as Defined in the Senior Credit Facility	$57,829	$94,218	(39)%	$56,996	1%
Free Cash Flow	$30,704	$63,497	(52)%	$31,439	(2)%

Free Cash Flow Per Share:
Basic	$0.43	$1.10		$0.54
Diluted	$0.42	$1.09		$0.54

	Year Ended December 31,
			% Change		% Change
	2015	2014	2015 to 2014	2013	2015 to 2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$621,302	$621,018	0%	$510,977	22%
Political	$17,652	$94,158	(81)%	$6,838	158%

Operating expenses (1):
Broadcast	$389,306	$350,059	11%	$319,307	22%
Corporate and administrative	$34,343	$29,203	18%	$19,810	73%

Net income	$47,264	$75,852	(38)%	$39,190	21%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$238,230	$277,248	(14)%	$205,465	16%
Broadcast Cash Flow Less Cash Corporate Expenses	$207,007	$251,577	(18)%	$187,629	10%
Operating Cash Flow as Defined in the Senior Credit Facility	$212,281	$257,109	(17)%	$191,507	11%
Free Cash Flow	$114,034	$151,375	(25)%	$90,169	26%

Free Cash Flow Per Share:
Basic	$1.67	$2.62		$1.56
Diluted	$1.65	$2.59		$1.56

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 4 of 20

Results of Operations for the Three-Months Ended December 31, 2015:

Revenue (less Agency Commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month periods ended December 31, 2015 and 2014, respectively (dollars in thousands):

	Three Months Ended December 31,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$87,061	51.4%	$76,017	42.7%
National	23,505	13.9%	20,626	11.6%
Internet	7,482	4.4%	7,569	4.3%
Political	9,213	5.4%	48,538	27.3%
Retransmission consent	39,468	23.3%	21,444	12.1%
Other	2,758	1.6%	3,692	2.0%
Total	$169,487	100.0%	$177,886	100.0%

Total revenue decreased $8.4 million, or 5%, to $169.5 million for the fourth quarter of 2015 compared to the fourth quarter of 2014. The 2015 Acquired Stations and 2014 Acquired Stations, collectively, accounted for approximately $53.4 million of our total revenue in the fourth quarter of 2015, and the 2014 Acquired Stations accounted for approximately $42.7 million of our total revenue for the fourth quarter of 2014.

Our revenue increased primarily due to the additional revenue from the 2015 Acquired Stations and 2014 Acquired Stations and increases in retransmission consent revenue primarily due to increased subscriber rates. These increases were offset, in part, by decreases in political advertising revenue, which decreased due to 2015 being the “off year” of the two-year election cycle.

The principal types of revenue for the fourth quarter of 2015 compared to the fourth quarter of 2014 were as follows:

•	Local advertising revenue increased $11.0 million, or 15%, to $87.1 million.

•	National advertising revenue increased $2.9 million, or 14%, to $23.5 million.

•	Internet advertising revenue was unchanged at $7.5 million.

•	Political advertising revenue decreased $39.3 million, or 81%, to $9.2 million.

•	Retransmission consent revenue increased $18.0 million, or 84%, to $39.5 million.

•	Other revenue decreased $0.9 million, or 25%, to $2.8 million.

Within our local and national advertising revenue categories, and excluding revenue from the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes during the fourth quarter of 2015 compared to the fourth quarter of 2014:

•	Automotive increased 7%;

•	Medical increased 8%;

•	Restaurant decreased 10%;

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 5 of 20

•	Furniture and appliances increased 20%; and

•	Communications increased 3%.

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue decreased $23.1 million, or 12%, to $169.5 million in the fourth quarter of 2015 as compared to the fourth quarter of 2014. On a Combined Historical Basis, the principal types of revenue for the fourth quarter of 2015 compared to the fourth quarter of 2014 were approximately as follows:

•	Local advertising revenue increased $5.7 million, or 7%, to $87.1 million.

•	National advertising revenue decreased $0.7 million, or 3%, to $23.5 million.

•	Internet advertising revenue decreased $0.3 million, or 4%, to $7.5 million.

•	Political advertising revenue decreased $44.2 million, or 83%, to $9.2 million.

•	Retransmission consent revenue increased $16.4 million, or 71%, to $39.5 million.

•	Other revenue decreased $0.1 million, or 4%, to $2.8 million.

Within our local and national advertising revenue categories, and including the revenue attributable to the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes in revenue for the fourth quarter of 2015 compared to the fourth quarter of 2014:

•	Automotive increased 3%;

•	Medical increased 9%;

•	Restaurant decreased 15%;

•	Furniture and appliances increased 25%; and

•	Communications increased 10%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast expenses (before depreciation, amortization and (gain) loss on disposal of assets) increased $15.6 million, or 18%, to $102.0 million for the fourth quarter of 2015 compared to the fourth quarter of 2014. The 2015 Acquired Stations and 2014 Acquired Stations, collectively, accounted for approximately $28.4 million of our broadcast operating expenses in the fourth quarter of 2015, and the 2014 Acquired Stations accounted for approximately $19.2 million of our total broadcast expenses for the fourth quarter of 2014.

•

Non-compensation expense increased $9.3 million in the fourth quarter of 2015, primarily due to network program fees that increased $12.1 million reflecting increased fees payable to networks under our affiliation agreements, as well as the commencement, in the first quarter of 2015, of network program fees payable to CBS. National sales commissions decreased $2.0 million in the fourth quarter of 2015 primarily as a result of decreases in political advertising revenues in the fourth quarter of 2015 compared to the fourth quarter of 2014, reflecting the off-year of the political advertising cycle. All other operating expenses increased in the fourth quarter of 2015 as a result of expenses associated with the 2015 Acquired Stations and 2014 Acquired Stations.

•

Compensation expense increased by $6.3 million in the fourth quarter of 2015, primarily as a result of $4.4 million in additional salary and bonus expense attributable to the 2015 Acquired Stations and 2014 Acquired Stations. In addition, matching contributions and discretionary profit sharing contributions to our defined contribution 401(k) plan increased by $2.5 million in the fourth quarter of 2015 compared to the fourth quarter of 2014. These increases were offset, in part, by a decrease of $1.4 million in expenses of our defined benefit pension plan in the fourth quarter of 2015 related to the freezing of the plan. Non-cash share based compensation expenses were $0.2 million in the fourth quarter of 2015 compared to $0.3 million in the fourth quarter of 2014.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 6 of 20

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $9.7 million, or 10%, to $102.0 million in the fourth quarter of 2015 as compared to the fourth quarter of 2014. The increase reflects, in part, the following:

•

Network program fees increased $11.7 million consistent with the growth of retransmission consent revenue under our network affiliation agreements, as well as the commencement in the first quarter of 2015, of network program fees payable to CBS. National sales commissions decreased $2.3 million primarily as a result of reductions in national political revenue in the off-year of the two year political advertising cycle. In addition, other programming fees, news services, professional fees and promotions together decreased by approximately $2.0 million.

•

Compensation expense increased by approximately $2.0 million in the fourth quarter of 2015 compared to the fourth quarter of 2014. Non-cash share based compensation expenses were $0.2 million in the fourth quarter of 2015 compared to $0.3 million in the fourth quarter of 2014.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and (gain) loss on disposal of assets) increased $3.4 million, or 45%, to $11.0 million in the fourth quarter of 2015 as compared to the fourth quarter of 2014. The increase reflects, in part, the following:

•

Non-compensation expense increased $2.6 million in the fourth quarter of 2015 primarily due to professional fees related to the acquisition of the 2015 Acquired Stations compared to professional fees incurred in the fourth quarter of 2014 related to acquisition of the 2014 Acquired Stations.

•

Compensation expense increased $0.8 million primarily due to increases in incentive compensation costs; offset, in part, by reductions in relocation and employee retirement expenses. Non-cash share based compensation expenses were $0.8 million in the fourth quarter of 2015 compared to $0.7 million in the fourth quarter of 2014.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 7 of 20

Results of Operations for the Year Ended December 31, 2015:

Revenue (Less Agency Commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) or “net revenue” by type for the years ended December 31, 2015 and 2014, respectively (dollars in thousands):

	Year Ended December 31,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$308,179	51.6%	$245,768	48.4%
National	81,110	13.6%	64,958	12.8%
Internet	28,292	4.7%	28,245	5.6%
Political	17,163	2.9%	81,975	16.1%
Retransmission consent	151,957	25.4%	74,894	14.7%
Other	10,655	1.8%	12,294	2.4%
Total	$597,356	100.0%	$508,134	100.0%

Total revenue increased $89.2 million, or 18%, to $597.4 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. The 2015 Acquired Stations and 2014 Acquired Stations, collectively, accounted for approximately $163.4 million of our total revenue for the year ended December 31, 2015. The 2014 Acquired Stations accounted for approximately $72.1 million of our total revenue for the year ended December 31, 2014.

Our revenue increased primarily due to the additional revenue from the 2015 Acquired Stations and 2014 Acquired Stations and increases in retransmission consent revenue primarily due to increased subscriber rates. These increases were offset, in part, by decreases in political advertising revenue, which decreased due to 2015 being the “off year” of the two-year election cycle.

The principal types of revenue for the year ended December 31, 2015 compared to the year ended December 31, 2014 were as follows:

•	Local advertising revenue increased $62.4 million, or 25%, to $308.2 million.

•	National advertising revenue increased $16.2 million, or 25%, to $81.1 million.

•	Internet advertising revenue was unchanged at $28.3 million.

•	Political advertising revenue decreased $64.8 million, or 79%, to $17.2 million.

•	Retransmission consent revenue increased $77.1 million, or 103%, to $152.0 million.

•	Other revenue decreased $1.6 million, or 13%, to $10.7 million.

Within our local and national advertising revenue categories, and excluding revenue from the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes during the year ended December 31, 2015 compared to the year ended December 31, 2014:

•	Automotive increased 3%;

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 8 of 20

•	Medical increased 9%;

•	Restaurant increased less than 1%;

•	Furniture and appliances increased 13%; and

•	Communications decreased 1%.

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $0.3 million, or less than 1%, to $621.3 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. On a Combined Historical Basis, the principal types of revenue for the year ended December 31, 2015 compared to the year ended December 31, 2014 were approximately as follows:

•	Local advertising revenue increased $18.1 million, or 6%, to $318.1 million.

•	National advertising revenue increased $2.5 million, or 3%, to $89.5 million.

•	Internet advertising revenue decreased $1.6 million, or 5%, to $28.9 million.

•	Political advertising revenue decreased $76.5 million, or 81%, to $17.7 million.

•	Retransmission consent revenue increased $64.5 million, or 71%, to $155.8 million.

•	Other revenue decreased $6.8 million, or 37%, to $11.4 million.

Within our local and national advertising revenue categories, and including revenue from the 2015 Acquired Stations and 2014 Acquired Stations, our five largest customer categories experienced the following changes in revenue during the year ended December 31, 2015 compared to the year ended December 31, 2014:

●	Automotive increased 2%;

●	Medical increased 9%;

●	Restaurant decreased 1%;

●	Furniture and appliances increased 14%; and

●	Communications increased 7%.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast expenses (before depreciation, amortization and (gain) loss on disposal of assets) increased $88.2 million, or 31%, to $374.2 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. The 2015 Acquired Stations and the 2014 Acquired Stations accounted for approximately $91.4 million of our broadcast operating expenses in the year ended December 31, 2015. The 2014 Acquired Stations accounted for approximately $34.8 million of our total broadcast expenses for the year ended December 31, 2014.

•

Non-compensation expense increased $60.3 million in 2015 primarily due to network affiliation fees that increased $50.6 million reflecting increased fees payable to networks under our affiliation agreements, as well as the commencement, in the first quarter of 2015, of network program fees payable to CBS. Other programming costs increased $2.6 million in 2015. National sales commissions increased $3.0 million in 2015 primarily as a result of the accrual, in the third quarter of 2015, of a $6.3 million expense resulting from our decision to terminate nearly all of our remaining national advertising sales representation agreements effective January 1, 2016, which was partially offset by lower commissions resulting from decreases in political advertising revenue in 2015.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 9 of 20

•

Compensation expense increased by $27.9 million, primarily as a result of $25.5 million in additional compensation and related costs resulting primarily from the addition of employees at the 2015 Acquired Stations and 2014 Acquired Stations. In addition, expenses related to matching contributions and discretionary profit sharing contributions to our defined contribution 401(k) plan increased by $3.4 million. These added employee benefit costs were offset, in part, by a decrease of $1.6 million in expenses related to our defined benefit pension plan. Non-cash share based compensation expenses were $0.9 million in the year ended December 31, 2015 compared to $1.5 million in the year ended December 31, 2014.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $39.2 million, or 11%, to $389.3 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. This increase reflects in part the following:

•

Network program fees increased $45.8 million in 2015 consistent with the growth of the related retransmission consent revenue under our network affiliation agreements, as well as the commencement in the first quarter of 2015 of network program fees payable to CBS. National sales commissions increased $1.9 million primarily as a result of the accrual, in the third quarter of 2015, of a $6.3 million expense resulting from our decision to terminate nearly all of our remaining national advertising sales representation agreements effective January 1, 2016, which was partially offset by lower commissions resulting from decreases in political advertising revenue in 2015. Programming fees, news services and other professional fees decreased by approximately $6.4 million.

•

Compensation expense for the year ended December 31, 2015 was consistent with that of the prior year. Non-cash share based compensation expenses were $0.9 million in the year ended December 31, 2015 compared to $1.5 million in the year ended December 31, 2014.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and (gain) loss on disposal of assets) increased $5.1 million, or 18%, to $34.3 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. This increase reflects in part the following:

•

Non-compensation expense increased $2.4 million in 2015 primarily due to increases of $2.3 million in legal and other professional fees primarily due to professional fees related to the acquisition of the 2015 Acquired Stations compared to professional fees incurred in 2014 related to the acquisition of the 2014 Acquired Stations.

•

Compensation expense increased $2.8 million in 2015 primarily due to increased incentive compensation, relocation costs and routine increases in salary expense. Non-cash share based compensation expenses were $3.1 million in the year ended December 31, 2015 compared to $3.5 million in the year ended December 31, 2014.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 10 of 20

Detailed table of operating results – As Reported:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014

Revenue (less agency commissions)	$169,487	$177,886	$597,356	$508,134
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	101,969	86,386	374,182	285,990
Corporate and administrative	11,030	7,585	34,343	29,203
Depreciation	9,806	8,650	36,712	30,248
Amortization of intangible assets	3,267	3,006	11,982	8,297
(Gain) loss on disposal of assets, net	(482)	238	80	623
Operating expenses	125,590	105,865	457,299	354,361
Operating income	43,897	72,021	140,057	153,773
Other income (expense):
Miscellaneous income, net	1	9	103	23
Interest expense	(18,649)	(19,195)	(74,411)	(68,913)
Loss from early extinguishment of debt	-	(189)	-	(5,086)
Income before income tax	25,249	52,646	65,749	79,797
Income tax expense	10,262	21,393	26,448	31,736
Net income	$14,987	$31,253	$39,301	$48,061

Basic per share information:
Net income	$0.21	$0.54	$0.58	$0.83
Weighted-average shares outstanding	71,638	57,874	68,330	57,862

Diluted per share information:
Net income	$0.21	$0.53	$0.57	$0.82
Weighted-average shares outstanding	72,439	58,466	68,987	58,364

Political advertising revenue (less agency commissions)	$9,213	$48,538	$17,163	$81,975

Revenue related to Olympic broadcasts (less agency commissions)	$-	$-	$-	$3,778

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 11 of 20

Other Financial Data:

	December 31, 2015	December 31, 2014
	(in thousands)

Cash	$97,318	$30,769
Long-term debt including current portion	$1,235,537	$1,236,401
Borrowing availability under our senior credit facility	$50,000	$50,000

	Year Ended December 31,
	2015	2014
	(in thousands)

Net cash provided by operating activities	$105,614	$134,219
Net cash used in investing activities	(206,382)	(501,892)
Net cash provided by financing activities	167,317	384,964
Net increase in cash	$66,549	$17,291

Guidance for the Quarter Ending March 31, 2016 (the “first quarter of 2016”):

Based on our current forecasts for the first quarter of 2016, we anticipate the changes from the three-months ended March 31, 2015 (the “first quarter of 2015”) as outlined below. Our total revenue estimates for the first quarter of 2016 include approximately $30.0 million of revenue and $19.2 million of broadcast operating expense estimated to be contributed by the 2015 Acquired Stations and the stations acquired in the Schurz Acquisition and Related Transactions. We acquired the 2015 Acquired Stations subsequent to March 31, 2015.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the First	Actual First	the First	Actual First	First
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2016	2015	2016	2015	2015
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$167,000	25%	$171,000	28%	$133,303

OPERATING EXPENSES
(before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$110,000	27%	$113,000	30%	$86,847
Corporate and administrative	$13,600	99%	$14,600	113%	$6,847

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$7,000	504%	$8,000	590%	$1,159

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 12 of 20

Comments on First Quarter 2016 Guidance:

Revenue on As-Reported Basis.

Based on our current forecasts for the first quarter of 2016, we anticipate the changes from the first quarter of 2015 as outlined below. Our total revenue estimates for the first quarter of 2016 include approximately $30.0 million of revenue estimated to be contributed by the 2015 Acquired Stations and the stations acquired in the Schurz Acquisition and Related Transactions.

•	We believe our first quarter of 2016 local advertising revenue, excluding political advertising revenue, will increase within a range of approximately 17% to 19%.

•	We expect our first quarter of 2016 national advertising revenue, excluding political advertising revenue, will increase within a range of approximately 25% to 26%.

•	We anticipate our first quarter of 2016 internet advertising revenue, excluding political advertising revenue, will increase within a range of approximately 16% to 17%.

•	We believe our first quarter of 2016 political revenue will be within a range of approximately $7.0 million to $8.0 million. Our first quarter of 2015 political revenue was approximately $1.2 million.

•	We believe our first quarter of 2016 retransmission consent revenue will be within a range of approximately $46.0 million to $47.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As-Reported Basis.

For the first quarter of 2016, we anticipate our broadcast operating expenses will increase from the first quarter of 2015, reflecting anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network fees of approximately $5.4 million. Operating expenses to be incurred collectively by the 2015 Acquired Stations and the stations acquired in the Schurz and Related Transactions in the first quarter of 2016 are expected to be approximately $19.2 million, which includes approximately $1.2 million of network fees.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis.

For the first quarter of 2016, we anticipate our corporate and administrative operating expense will increase to within a range of approximately $13.6 million to $14.7 million, reflecting an anticipated increase from the first quarter of 2015 of approximately $5.8 million in acquisition related expenses. The increase in acquisition related expenses is primarily attributable to the Schurz Acquisition and Related Transactions in the first quarter of 2016.

First Quarter of 2016 on Combined Historical Basis.

Based on our current forecasts for the first quarter of 2016, we anticipate the changes from the first quarter of 2015 on a Combined Historical Basis, as outlined below. For the purposes hereof, our Combined Historical Basis for the first quarter of 2015 has been adjusted to give effect to both the 2015 Acquired Stations and the Schurz Acquisition and Related Transactions.

Revenue on Combined Historical Basis:

•	We believe our first quarter of 2016 total revenue will be within a range of approximately $180.6 million to $184.6 million (or approximately +10%).

•	We believe our first quarter of 2016 local advertising revenue, excluding political advertising revenue, will be within a range of approximately $85.8 million to $87.8 million (or approximately +3%).

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 13 of 20

•

We expect our first quarter of 2016 national advertising revenue, excluding political advertising revenue, will be within a range of approximately $23.0 million to $24.0 million (or approximately -2%).

•

We anticipate our first quarter of 2016 internet advertising revenue, excluding political advertising revenue, will be within a range of approximately $7.5 million to $8.5 million (or approximately +3%).

•	We believe our first quarter of 2016 political revenue will be within a range of approximately $7.0 million to $8.0 million.

•	We believe our first quarter of 2016 retransmission consent revenue will be within a range of approximately $50.0 million to $51.2 million (or approximately +20%).

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis:

Our total broadcast operating expenses for the first quarter of 2016 are anticipated to increase from the first quarter of 2015 on a Combined Historical Basis by approximately $10.0 million to approximately $121.4 million. This increase reflects expected increases of $6.5 million in network fees to approximately $25.0 million in the first quarter of 2016. Consistent with our strategy, and the realization of our operating synergies, we believe that our Combined Historical Basis broadcast compensation costs will increase by approximately $3.5 million in the first quarter of 2016 compared to the first quarter of 2015.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 14 of 20

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s Senior Credit Facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. These non-GAAP amounts may also be provided on an As-Reported Basis as well as a Combined Historical Basis.

Broadcast Cash Flow is defined as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expenses is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Operating Cash Flow is defined in Gray’s Senior Credit Facility as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, plus pension expense but less cash contributions to pension plans.

Free Cash Flow is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 15 of 20

Reconciliation on As-Reported Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	December 31,
	2015	2014	2013
Net income	$14,987	$31,253	$5,201
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	9,806	8,650	6,334
Amortization of intangible assets	3,267	3,006	296
Non-cash stock based compensation	1,009	980	255
(Gain) loss on disposal of assets, net	(482)	238	821
Miscellaneous income, net	(1)	(9)	-
Interest expense	18,649	19,195	14,655
Loss from early extinguishment of debt	-	189	-
Income tax expense	10,262	21,393	3,432
Amortization of program broadcast rights	4,123	3,644	2,875
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	7	7
Network compensation revenue recognized	-	(113)	(145)
Payments for program broadcast rights	(4,018)	(3,893)	(2,884)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	10,240	6,859	5,968
Broadcast Cash Flow	67,849	91,399	36,815
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(10,240)	(6,859)	(5,968)
Broadcast Cash Flow Less Cash Corporate Expenses	57,609	84,540	30,847
Pension expense	17	1,515	2,162
Contributions to pension plans	(1,505)	(2,057)	(1,062)
Interest expense	(18,649)	(19,195)	(14,655)
Amortization of deferred financing costs	798	812	668
Amortization of original issue (premium) discount on 7 1/2% senior notes due 2020	(216)	(216)	197
Purchase of property and equipment	(8,972)	(11,763)	(5,612)
Income taxes paid, net of refunds	(86)	(40)	(1)
Free Cash Flow	$28,996	$53,596	$12,544

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 16 of 20

Reconciliation on As-Reported Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Year Ended
	December 31,
	2015	2014	2013
Net income	$39,301	$48,061	$18,288
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	36,712	30,248	24,096
Amortization of intangible assets	11,982	8,297	336
Non-cash stock based compensation	4,020	5,012	1,974
Loss on disposal of assets, net	80	623	765
Miscellaneous income, net	(103)	(23)	-
Interest expense	74,411	68,913	52,445
Loss from early extinguishment of debt	-	5,086	-
Income tax expense	26,448	31,736	13,147
Amortization of program broadcast rights	14,960	12,871	11,367
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	26	25	28
Network compensation revenue recognized	-	(456)	(615)
Payments for program broadcast rights	(14,576)	(15,087)	(11,433)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	31,223	25,671	17,836
Broadcast Cash Flow	224,484	220,977	128,234
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(31,223)	(25,671)	(17,836)
Broadcast Cash Flow Less Cash Corporate Expenses	193,261	195,306	110,398
Pension expense	4,207	6,126	8,626
Contributions to pension plans	(5,421)	(6,770)	(4,748)
Interest expense	(74,411)	(68,913)	(52,445)
Amortization of deferred financing costs	3,194	2,970	1,903
Amortization of original issue (premium) discount on 7 1/2% senior notes due 2020	(863)	(863)	(9)
Purchase of property and equipment	(24,222)	(32,215)	(24,053)
Income taxes paid, net of refunds	(1,761)	(401)	(519)
Free Cash Flow	$93,984	$95,240	$39,153

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 17 of 20

Reconciliation on Combined Historical Basis - Quarter:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Three Months Ended
	December 31,
	2015	2014	2013

Net income	$14,987	$38,090	$16,128
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	9,806	8,413	8,642
Amortization of intangible assets	3,267	2,782	39
Non-cash stock-based compensation	1,009	980	255
(Gain) loss on disposal of assets, net	(482)	(208)	906
Miscellaneous expense (income), net	(1)	(3,191)	(4,018)
Interest expense	18,649	19,514	19,326
Loss from early extinguishment of debt	-	189	-
Income tax expense	10,262	25,789	7,223
Amortization of program broadcast rights	4,123	3,644	4,598
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	7	7
Network compensation revenue recognized	-	(113)	(145)
Payments for program broadcast rights	(4,018)	(3,893)	(4,607)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	10,240	6,859	5,968
Other	(313)	2,281	7,542
Broadcast Cash Flow	67,536	101,143	61,864
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(10,240)	(6,859)	(5,968)
Broadcast Cash Flow Less Cash Corporate Expenses	57,296	94,284	55,896
Pension expense	17	1,515	2,162
Contributions to pension plans	(1,505)	(2,057)	(1,062)
Other	2,021	476	-
Operating Cash Flow as Defined in Senior Credit Facility	57,829	94,218	56,996
Interest expense	(18,649)	(19,514)	(19,326)
Amortization of deferred financing costs	798	812	668
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(216)	(216)	(215)
Purchase of property and equipment	(8,972)	(11,763)	(6,683)
Income taxes paid, net of refunds	(86)	(40)	(1)
Free Cash Flow	$30,704	$63,497	$31,439

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 18 of 20

Reconciliation on Combined Historical Basis – Year to Date:

Reconciliation of net income to the non-GAAP terms, in thousands:

	Year Ended
	December 31,
	2015	2014	2013

Net income	$46,181	$75,852	$39,190
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	38,152	35,998	34,748
Amortization of intangible assets	12,071	8,782	1,336
Non-cash stock-based compensation	4,020	5,012	1,974
Loss on disposal of assets, net	138	171	850
Miscellaneous expense (income), net	(37)	(69)	360
Interest expense	74,595	75,225	75,339
Loss from early extinguishment of debt	-	5,086	-
Income tax expense	26,691	39,361	18,613
Amortization of program broadcast rights	14,960	12,871	13,090
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	26	25	28
Network compensation revenue recognized	-	(456)	(615)
Payments for program broadcast rights	(14,576)	(15,087)	(13,156)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	31,223	25,671	17,836
Other	4,786	8,806	15,872
Broadcast Cash Flow	238,230	277,248	205,465
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(31,223)	(25,671)	(17,836)
Broadcast Cash Flow Less Cash Corporate Expenses	207,007	251,577	187,629
Pension expense	4,207	6,126	8,626
Contributions to pension plans	(5,421)	(6,770)	(4,748)
Other	6,488	6,176	-
Operating Cash Flow as Defined in Senior Credit Facility	212,281	257,109	191,507
Interest expense	(74,595)	(75,225)	(75,339)
Amortization of deferred financing costs	3,194	2,970	1,903
Amortization of net original issue discount (premium) on 7 1/2% senior notes due 2020	(863)	(863)	(9)
Purchase of property and equipment	(24,222)	(32,215)	(27,374)
Income taxes paid, net of refunds	(1,761)	(401)	(519)
Free Cash Flow	$114,034	$151,375	$90,169

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 19 of 20

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and/or operate television stations in 50 television markets that broadcast approximately 180 separate program streams including 35 channels affiliated with the CBS Network, 26 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 13 channels affiliated with the FOX Network.  We own the number-one or number-two ranked television station operations in 49 of those 50 markets.  Our stations reach approximately 9.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the first quarter of 2016 or other periods, the impact of recently completed transactions, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of February 26, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2015 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on February 26, 2016. The call will begin at 1:00 p.m. Eastern Time. The live dial-in number is 1 (888) 504-7963 and the confirmation code is 4394147. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 4394147 until March 26, 2016.

Web site: www.gray.tv

For information contact:

Hilton Howell President and Chief Executive Officer (404) 266-5512	Kevin Latek Executive Vice President and Chief Legal and Development Officer (404) 266-8333	Jim Ryan Executive Vice President and Chief Financial Officer (404) 504-9828

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2015	Page 20 of 20